MGP INGREDIENTS, INC. 1300 Main Street, P.O. Box 130 • Atchison, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market MGPI/NASDAQ	NEWS RELEASE

CONTACT:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:  MGPI STOCKHOLDERS RE-ELECT SCHALLER, MILLER, BRAUDE TO BOARD

           ATCHISON, Kan., October 9, 2003 - Daryl R. Schaller, Ph.D., president of Schaller Consulting, Naples, Fla., and Linda E. Miller, independent marketing consultant and a program director in the University of Kansas School of Journalism, have been re-elected to the Board of Directors of MGP Ingredients, Inc. (MGPI/Nasdaq) by holders of the company’s common stock. Michael Braude, executive vice president of Country Club Bank, Kansas City, Mo., and retired president and chief executive officer of the Kansas City Board of Trade has been re-elected to the board by holders of the company’s preferred stock. The terms of all three expire in 2006.

           Results of the elections were announced at the company’s annual meeting of stockholders today in Atchison. The elections were the only items on this year’s ballots.

           Dr. Schaller has been a member of the company’s board since October, 1997. He currently serves as chairman of the board’s human resources and compensation committee and is a member of the audit review and nominating committees. Dr. Schaller’s professional career spans several years in scientific research and consultation in the food industry. He began his consulting business seven years ago and, from November, 2001 through June, 2003, he served as vice president of research and development of International Multifoods Corp., Minneapolis. He previously spent 25 years with the Kellogg Company, retiring in 1996 as Kellogg’s senior vice president of scientific affairs.

           Miller, who was first elected to the board of MGP Ingredients in 2000, also currently serves on the board’s audit committee and human resources and compensation committee. She has been an independent marketing consultant for several years and a member of the University of Kansas School of Journalism faculty since 1996. Prior to that, she spent six years as marketing director of the American Business Women’s Association, Kanas City, Mo., five years as general manager and sales manager for Baxter, a hospital supply company headquartered in Chicago, and five years in various marketing and sales positions with DuPont.

           Braude became a director of MGPI in 1991 and is a member of the board’s nominating committee as well as its audit and human resources and compensation committees. He has been executive vice president of Country Club Bank since November, 2000 and served for 16 years as president and CEO of the Kansas City Board of Trade. Prior to 1984, he was executive vice president and a director of American Bank and Trust Company of Kansas City.

           MGP Ingredients produces specialty and commodity proteins and starches along with food grade and fuel grade alcohol derived from grain. The company’s proteins and starches are sold primarily for use in food, personal care and pet treat applications. Food grade alcohol is sold for beverage and industrial applications, and fuel grade alcohol as an octane additive commonly known as ethanol.

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